EXHIBIT 4.1.8
EIGHTH AMENDMENT TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN
     This Eighth Amendment is made as of this 29th day of December, 2005, by Countywide Financial Corporation (the “Company”), a corporation duly organized and existing under the laws of the State of Delaware.
WITNESSETH:
     WHEREAS, the Company maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the “Plan”), as most recently amended and restated by indenture effective as of January 1, 1997.
     WHEREAS, the Company wishes to amend the Plan primarily to add enhancements to Participating Employer contributions to mitigate the consequences of freezing participation in the Countrywide Financial Corporation Defined Benefit Pension Plan effective as of the close of business on December 31, 2005.
     NOW, THEREFORE, on behalf of the Company, the Board of Directors of the Company does hereby amend the Plan, pursuant to Section 15.01 thereof, effective as of the close of business on December 31, 2005, as follows:
1.	By deleting Section 1.01 in its entirety and by substituting therefor the following:
“1.01 ‘Account’ means the entire interest of a Participant in the Trust Fund and shall refer, as the context indicates, to any or all of the following subaccounts:
(a)	‘Employer Contribution Account’ means that portion of a Participant’s Account attributable to the Employer Matching Contributions, Employer Discretionary Contributions and/or Employer Limited Profit Sharing Contributions made on the eligible Participant’s behalf by a Participating Employer, if any, as adjusted for withdrawals and distributions and the earnings, losses and expenses attributable thereto.

(b)	‘ESOP Account’ means that portion of a Participant’s Account attributable to the transfer of the Participant’s account under the Countrywide Credit Industries, Inc. Profit Sharing Stock Ownership Plan, if any, as adjusted for withdrawals and distributions and the earnings, losses and expenses attributable thereto.

(c)	‘Rollover Contribution Account’ means that portion of a Participant’s Account attributable to a Participant’s Rollover Contributions, if any, as adjusted for withdrawals and distributions and the earnings, losses and expenses attributable thereto.

(d)	‘Salary Deferral Contribution Account’ means that portion of a Participant’s Account attributable to the Salary Deferral Contributions made on a Participant’s behalf by a Participating Employer, if any, as adjusted for withdrawals and distributions and the earnings, losses and expenses attributable thereto.

(e)	‘QNEC Account’ means that portion of a Participant’s Account attributable to QNECs, if any, as adjusted for withdrawals and distributions and the earnings, losses and expenses attributable thereto.
In addition, the Plan Administrator shall allocate the interest of a Participant in any funds transferred to the Plan in a trust-to-trust transfer (other than Rollover Contributions) or pursuant to the merger of another tax-qualified retirement plan with the Plan among the above accounts as the Administrator determines best reflects the interest of the Participant.”
2.	By deleting Section 1.13 in its entirety and by substituting therefor the following:
“1.13 ‘Compensation’ means for any Plan Year a Participant’s wages as defined in Section 3401(a) of the Code (for purposes of federal income tax withholding) determined without regard to any rules that limit remuneration included in wages based on the nature or location of the employment or the services performed, subject to the following limitations and exclusions:
(a)	including employer contributions made pursuant to a compensation reduction agreement which are not includible in the gross income of a Participant under Sections 125, 402(e)(3), 402(h), or 457 of the Code and for Plan Years beginning on or after January 1, 2001, Section 132(f)(4) of the Code;

(b)	excluding any amounts paid as moving expenses, shift differential, call-in pay and any other amounts paid on an irregular or discretionary basis as bonuses or special awards;

(c)	excluding any wages paid by reason of services performed (i) prior to the effective date of the Participant’s participation in the Plan and (ii) after the Participant ceases to be an Eligible Employee; and

(d)	excluding amounts paid to or in respect of Employees who are on international assignment for expenses related directly to such assignment such as allowances and relocation expenses.
The annual compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2005 shall not exceed $220,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

Notwithstanding the foregoing, if, for any Plan Year, the average percentage of Compensation inclusive of shift differential, call-in pay and any other amounts paid on an irregular or discretionary basis as bonuses or special awards included under the foregoing definition of Compensation for Highly Compensated Employees exceeds by more than a de minimis amount the average percentage of Compensation inclusive of shift differential, call-in pay and any other amounts paid on an irregular or discretionary basis as bonuses or special awards included under the foregoing definition of Compensation for Employees who are Non-highly Compensated Employees (as determined in accordance with Treasury Regulations Section 1.414(s)-1(d)(3)), then amounts attributable to shift differential, call-in pay and any other amounts paid on an irregular or discretionary basis as bonuses or special awards shall be included in Compensation for the Plan Year for purposes of determining the allocation of contributions made pursuant to Sections 5.02, 5.02A and 6.06(c).”
3. By substituting the phrase “Salary Deferral Contributions, Employer Matching Contributions, Employer Discretionary Contributions, Employer Limited Profit Sharing Contributions, QNECs and Rollover Contributions” for the phrase “Salary Deferral Contributions, Employer Matching Contributions, Employer Discretionary Contributions, QNECs and Rollover Contributions” where the latter phrase appears in Section 1.15(e).
4. By adding new Section 1.17A, as follows:
“1.17A ‘Employer Limited Profit Sharing Contributions’ means the contributions made by a Participating Employer on behalf of Participants as described in Section 5.02A.”
5. By deleting Section 3.01(b) and by substituting therefor the following:
“(b) Subject to the additional requirements of Article 5, the following provisions apply for purposes of determining a Participant’s eligibility to receive allocations of Employer Matching Contributions, Employer Discretionary Contributions and/or Employer Limited Profit Sharing Contributions:
(i) An otherwise eligible Participant shall become eligible to receive allocations of Employer Matching Contributions, Employer Discretionary Contributions and/or Employer Limited Profit Sharing Contributions upon the Entry Date coincident with or next following the date he or she meets the following requirements:
(A) Attainment of age 21; and
(B) Completion of the Employer Contribution Eligibility Period,
if he or she is then a Participant.
(ii) If an individual is not a Participant on the date he or she would otherwise become eligible to receive allocations of Employer Matching Contributions,

Employer Discretionary Contributions and/or Employer Limited Profit Sharing Contributions pursuant to Section 3.01(b)(i), such individual shall become so eligible as of the Entry Date coincident with or immediately following the date thereafter on which he or she becomes a Participant.
(iii) A Participant eligible to receive allocations with respect to Employer Matching Contributions, Employer Discretionary Contributions and/or Employer Limited Profit Sharing Contributions who ceases to be an Eligible Employee by separation from service or otherwise, and who later becomes an Eligible Employee, shall become eligible to receive such allocations as of the Entry Date coincident with or immediately following the date thereafter on which he or she first again completes an Hour of Service.”
6. By deleting Section 3.03 and by substituting therefor the following:
“3.03 Cessation of Eligibility to Participate.
If a Participant transfers employment to a non-Participating Employer, terminates employment or ceases to be an Eligible Employee, his or her participation in the Plan with respect to Salary Deferral Contributions, Employer Matching Contributions, Employer Discretionary Contributions, Employer Limited Profit Sharing Contributions, and Rollover Contributions will cease as of the date he or she ceases to be an Eligible Employee. After such date, he or she shall continue to be a Participant only with respect to the allocation of earnings, losses and expenses made in accordance with Article 7 until the Balance credited to his or her Account is distributed.”
7. By deleting Section 5.02(b) and by substituting therefor the following:
“(b)	The amount of the Employer Discretionary Contribution to be allocated to each such Participant’s Account for a Plan Year shall be determined by either of the following methods, as selected by the Company in its sole discretion: (i) a uniform dollar amount for each Participant; or (ii) the ratio that such Participant’s Compensation for the Plan Year (or for the portion of the Plan Year during which he or she was actually a Participant under Section 3.01(b), if applicable) bears to the Compensation for all such eligible Participants for the Plan Year.”
8. By adding new Section 5.02A, as follows:
“5.02A Employer Limited Profit Sharing Contributions.
(a)	For each Plan Year commencing on and after January 1, 2006, the Company, in its sole discretion, shall determine the amount, if any, of Employer Limited Profit Sharing Contributions to be made on behalf of Otherwise Eligible Participants who are Employees of each Participating Employer.

(b)	The amount of the Employer Limited Profit Sharing Contributions to be allocated to each Otherwise Eligible Participant’s Account for a Plan Year in the proportion that each such Otherwise Eligible Participant’s Compensation for the Plan Year

(or for the portion of the Plan Year during which he or she was actually a Participant under Section 3.01(b), if applicable) bears to the Compensation for all such Otherwise Eligible Participants for the Plan Year.

(c)	For purposes of this Section 5.02A, for any Plan Year, an Otherwise Eligible Participant means a Participant who has satisfied the initial eligibility requirements of Section 3.01(b) and who:
(i)	falls into any one of the following categories for the Plan Year:
(A)	was initially hired by the Company or an Affiliated Company on or after January 1, 2006;

(B)	was initially hired by the Company or an Affiliated Company prior to January 1, 2006 but, as of the last day of the Plan Year, had never become a participant in the Countrywide Financial Corporation Defined Benefit Pension Plan; or

(C)	ceased to be an active participant in the Countrywide Financial Corporation Defined Benefit Pension Plan in a prior Plan Year as a result of a severance from employment with the Company and its Affiliated Companies and was rehired during the Plan Year (or any prior Plan Year); and
(ii)	is classified as an active employee by the Company or an Affiliated Company on the last day of the Plan Year for which the contribution applies.
(d)	Employer Limited Profit Sharing Contributions made on behalf of eligible Participants shall be subject to the limitations set forth in Article 6.”
9. By deleting Section 5.03 and by substituting therefor the following:
“5.03 Time of Payment of Contributions.
Employer Matching Contributions, Employer Discretionary Contributions, Employer Limited Profit Sharing Contributions and/or QNECs shall be paid by a Participating Employer to the Trust Fund at such time or times as may be determined by the Company or Participating Employer, but in no event later than the due date (including extensions) prescribed by law for filing the federal income tax return for the Participating Employer’s taxable year for which such contributions are claimed as an income tax deduction.”
10. By deleting Section 5.04(a) and by substituting therefor the following:
“(a)	Employer Matching Contributions, Employer Discretionary Contributions, Employer Limited Profit Sharing Contributions and/or QNECs to be allocated to Participants who are Employees of a Participating Employer which is an Affiliated Company may be made, at the discretion of the Company, in cash or in

Company Stock issued by the Company or purchased on a national securities exchange.”

11.	By deleting from Section 6.04(b) the clause “, Employer Discretionary Contributions”.

12.	By deleting Section 6.09(a) and by substituting therefor the following:

“(a)	First, the amount of the Participant’s Employer Limited Profit Sharing Contribution, Employer Discretionary Contributions and QNECs, in that order, shall be reduced to the extent that such reduction results in a reduction of the amount by which a Participant’s Annual Addition exceeds such limitations.”

13	By deleting Section 6.09(f) and by substituting therefor the following:

“(f)	Any reduction of Employer Limited Profit Sharing Contributions, Employer Discretionary Contributions, Employer Matching Contributions and/or QNECs shall be held unallocated in a suspense account and applied to reduce employer contributions in succeeding Plan Years in accordance with Section 9.05.”

14.	By deleting Section 8.03(c) and by substituting therefor the following:

“(c)	A Participant’s investment election shall remain in effect until the Participant properly makes a change of election in accordance with the procedures established by the Administrator. In the event that any Participant shall not have directed the investment of all or a portion of the balance in his or her Account at any time, the Participant shall be deemed to have directed that such balance be invested in the Plan’s default Investment Fund, as designated by the Administrator from time to time, and such assets shall remain in such Investment Fund until such time as the Participant directs otherwise.”

15.	By deleting Section 9.05(a) and by substituting therefor the following:

“(a)	Forfeitures shall be used, at the discretion of the Administrator, to pay administrative expenses of the Plan, to fund QNECs for the current or immediately preceding Plan Year or to reduce the amount of Employer Matching Contributions, Employer Discretionary Contributions and/or Employer Limited Profit Sharing Contributions which are to be made by the Participating Employer for the current or following Plan Year.”

16.	By deleting Section 13.03 and by substituting therefor the following:
“13.03 Severance From Employment.
Effective for distributions made on or after January 1, 2002, a Participant’s Account shall become distributable in connection with a Participant’s severance from employment. However, any such distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.”

     17. By deleting the portion of Appendix D titled “Special Rules in Connection with Joint Ventures” and by substituting therefor the following:
“Special Rules in Connection with Joint Ventures
Notwithstanding any provisions of the Plan to the contrary, the following rules shall apply in connection with a joint venture to which the Company or Affiliated Company is a party (a ‘Joint Venture’):
1.	A Joint Venture is, as determined by the Administrator, in its sole discretion, a joint venture, partnership, strategic alliance or other similar arrangement with a third party.

2.	If a Member or Eligible Employee is employed by or transferred by an Employer to a Joint Venture, the following rules apply:
(a)	Such Participants who do not request a distribution at the time of employment by or transfer to the Joint Venture and Eligible Employees who are transferred to or employed by a Joint Venture shall be credited with Years of Service and Hours of Service for purposes of determining eligibility to participate under the Plan and vested status under the Plan for all continuous service with the Joint Venture.

(b)	If such Participant or Eligible Employee returns to or is rehired directly from the Joint Venture by a Participating Employer as an Eligible Employee, with no intervening employment by an employer unrelated to the Joint Venture, he or she will have immediate eligibility for Employer Matching Contributions, Employer Discretionary Contributions, QNECs and Employer limited Profit Sharing Contributions if his or her combined prior service with a Participating Employer and service with a Joint Venture satisfy the applicable eligibility requirements therefor.

(c)	If such Participant has an outstanding loan at the time of such employment or transfer, he or she will not be able to repay the loan through payroll deductions, but may continue repayment through other means, as contemplated by the Plan.”

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Eighth Amendment.
     IN WITNESS WHEREOF, the Company has caused this Eighth Amendment to be executed as of the day and year first above written

Countrywide Financial Corporation

By:	/s/ MARSHALL M. GATES Marshall M. Gates
Senior Managing Director and
Chief Administrative Officer

Attest	/s/ GERARD A. HEALY Gerard A. Healy
Senior Vice President/Asst. General Counsel